ESTATE OF JUAN MANUEL MEDINA

Summary of the Offering

$20,000,000.00

<u>JUAN MANUEL MEDINA (BC-109-1982-083699)</u>

Class of Securities Description

Offering: $20,000,000.00

<u>Securities Offered</u>

For the purpose of this registration the security type is debt; the class of Securities to be registered is JUAN MANUEL MEDINA (BC- 109-1982-083699) and is a "Security" as defined in 73d CONGRESS. SESS. I. CH.38 MAY 27, 1933 Section 2(1); Amount of Securities to be Registered is $20,000,000.00; Maximum price per Security is $1.00; and the Maximum aggregate Offering Price is $20,000,000.00. This class of securities will be sold or pledged, guaranty its validity or convertibility or insure its performance; to the account and for the appropriation of domestic or foreign banks, firms, corporations, or individuals; in exchange for real property, personal property, services and/or products.

<u>Use of proceeds Chart</u>

Please review the following chart listed below regarding a scenario transaction between the Foreign Private Issuer and a Corporation.


#1
Foreign Private Issuer
Corporation
Amount of Securities Registered $20,000,000.00
Maximum price per Securities $1.00
Maximum aggregate offering price $20,000,000.00
Real Property, Personal Property, services and/or Products

The Foreign Private Issuer is interested in the Corporation's Real Property, Personal Property, Services and/or Products.


#2
Foreign Private Issuer
Corporation

Communication was initiated between the Foreign Private Issuer and the corporation regarding the offer/sell of securities in exchange for real property, personal property, services and/or products.
